EXHIBIT 99.1

WestRock Provides Update of Financial Impact Following Hurricane Florence

ATLANTA, Sept. 27, 2018 (GLOBE NEWSWIRE) -- WestRock Company (NYSE: WRK), a leading provider of differentiated paper and packaging solutions, today provided an estimate of the impact of Hurricane Florence on its business and fiscal fourth quarter financial results.

As previously announced, as a precaution, we idled our kraft linerboard mill located in Florence, South Carolina in advance of the landfall of Hurricane Florence. All three paper machines at the mill resumed normal production in the middle of last week. The mill lost approximately 10,000 tons of containerboard production.

The financial impact from Hurricane Florence on the September quarter is expected to be approximately $12 million on a pre-tax basis. This estimated impact is related to advance storm preparation costs across our regional mill and converting network; lost containerboard production; increased operating costs; higher regional input costs, including wood, transportation and logistics issues; and other storm-related costs. Some additional increased costs are expected to carry over into the December quarter, and we will provide additional details, as appropriate, during our fiscal fourth quarter earnings conference call.

About WestRock

WestRock (NYSE: WRK) partners with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s 45,000 team members support customers around the world from more than 300 operating and business locations spanning North America, South America, Europe, Asia and Australia. Learn more at www.westrock.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s current views and assumptions and are typically identified by words or phrases such as "may," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "potential" and "forecast," and other words, terms and phrases of similar meaning. Forward-looking statements include statements such as that (a) the mill lost approximately 10,000 tons of containerboard production, (b) the financial impact from Hurricane Florence on the September quarter is expected to be approximately $12 million on a pre-tax basis and (c) some additional increased costs are expected to carry over into the December quarter. Factors that may affect these forward-looking statements include any additional damage we discover at the mill and actions taken by our suppliers, among other factors. General risk factors include, but are not limited to, economic, competitive and market conditions generally, volumes and price levels of purchases by customers; and competitive conditions in WestRock’s businesses and possible adverse actions of their customers, competitors and suppliers. Please refer to the cautionary statements set forth in Item 1A of WestRock’s Annual Report on Form 10-K for the year ended September 30, 2017 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2017, March 31, 2018 and June 30, 2018. WestRock undertakes no duty to update forward-looking statements.

CONTACT:

Investors:	Media:
James Armstrong, 470-328-6327	John Pensec, 470-328-6397
Vice President, Investor Relations	Director, Corporate Communications
james.armstrong@westrock.com	john.pensec@westrock.com

John Stakel, 678-291-7901
Senior Vice President, Treasurer
john.stakel@westrock.com